Exhibit 99.3

SINTX Technologies Announces Pricing of $3.0 Million Registered Direct Offering Priced At-The-Market

SALT LAKE CITY, UT July 17, 2020 (GLOBE NEWSWIRE) - SINTX Technologies, Inc. (NASDAQ: SINT) (“SINTX” or the “Company”), an original equipment manufacturer (OEM) ceramics company focused on silicon nitride and its applications, today announced that it has entered into a share purchase agreement with several institutional investors for the issuance and sale of 1,500,000 shares of its common stock at a price of $2.00 per share, for aggregate gross proceeds of approximately $3.0 million, in a registered direct offering priced at-the-market under Nasdaq rules.

Maxim Group LLC is acting as the sole placement agent for the offering.

The offering is expected to close on or about July 21, 2020, subject to the satisfaction of customary closing conditions.

The shares of common stock are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-230492) previously filed and declared effective by the Securities and Exchange Commission (SEC) on April 5, 2019. The offering of the shares of common stock will be made only by means of a prospectus supplement that forms a part of the registration statement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these shares of common stock in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A prospectus supplement relating to the shares of common stock will be filed by SINTX with the SEC. When available, copies of the prospectus supplement relating to the registered direct offering, together with the accompanying prospectus, can be obtained at the SEC’s website at www.sec.gov or from Maxim Group LLC, 405 Lexington Avenue, New York, NY 10174, Attention: Syndicate Department, or via email at syndicate@maximgrp.com or telephone at (212) 895-3745.

About SINTX Technologies, Inc.

SINTX Technologies is an OEM ceramics company that develops and commercializes silicon nitride for medical and non-medical applications. The core strength of SINTX Technologies is the manufacturing, research, and development of silicon nitride ceramics for external partners. The Company manufactures silicon nitride material and components in its FDA registered and ISO 13485 certified facility.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA) that are subject to a number of risks and uncertainties. Risks and uncertainties that may cause such differences include, among other things, the risk that the proposed offering of common stock may not close; uncertainties inherent in research and development, including the cost and time required advance our products to regulatory submission; market acceptance of our products once cleared and commercialized; our ability to raise additional funding and other competitive developments. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. There can be no assurance that any of the anticipated results will occur on a timely basis or at all due to certain risks and uncertainties, a discussion of which can be found in SINTX’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 26, 2020, and in SINTX’s other filings with the SEC. SINTX disclaims any obligation to update any forward-looking statements. SINTX undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this report.

Contact:

SINTX Technologies

801.839.3502

IR@sintx.com